Exhibit 99.1

News Release
For Immediate Release

TearLab Corporation, Reports 2010 Financial Results

San Diego, CA —March 28, 2011—TearLab Corporation (“TearLab”) (NASDAQ: TEAR; TSX: TLB) today reported its consolidated financial results for the quarter and the year ended December 31, 2010.  All dollar amounts are expressed in U.S. currency, and results are reported in accordance with United States generally accepted accounting principles.

For the three months ended December 31, 2010, TearLab’s net revenues were $798,000 as compared to $265,000 for the same period in 2009.  TearLab’s net loss from operations for the three-month period ended December 31, 2010 was approximately $0.9 million, or $0.06 per share, as compared to $1.7 million, or $0.17 per share, for the same period in 2009.  Cash used in 2010 fourth quarter operating activities was approximately $1.0 million.

For the year ended December 31, 2010, TearLab’s net revenues were $1.7 million as compared to $0.9 million in 2009.  TearLab’s net loss from operations for the year ended December 31, 2010 was $6.7 million or $0.47 per share, as compared to $4.4 million, or $0.44 per share for 2009.  Cash used in operating activities was $4.6 million in the full-year 2010.

As of December 31, 2010, TearLab had $2.7 million in cash and cash equivalents.

"Our 2010 results were characterized by our transition from a research-focused organization to a full commercial enterprise.  We exited the year with a number of TearLab® Osmolarity Systems being purchased by eye doctors in the fourth quarter in anticipation of reimbursement, which began in January 2011.  Now, as we move forward into 2011, our U.S. commercialization program is in full swing with reimbursement in place and our Laboratory Director Program enjoying a strong start.  We look forward to updating you on our progress throughout the year," said Elias Vamvakas, TearLab's Chief Executive Officer.

Conference Call and Webcast Information

TearLab Corporation will hold a conference call to discuss these results today, March 28, at 8:30am Eastern Time at 877-303-1593 (within the United States and Canada).  The call will also be broadcast live and archived on TearLab's website at www.tearlab.com under the "webcasts" link in the Investor Relations section.  For those wishing to listen to a recording of the call via telephone, a replay will be made available as soon as possible after the conclusion of the live call and will remain posted for a period of seven days. To listen to the recording, simply telephone 800-642-1687 or 706-645-9291 and enter reservation # 52311846 when prompted.

About TearLab Corporation

TearLab Corporation develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care.  The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award winning TearLab Osmolarity System.  Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press released include predictions regarding the sufficiency of current cash and cash equivalents to fund operations for 12 months or more, intent to submit a revised CLIA waiver application, building sales in Europe and Canada, seeking CLIA waiver and Medicare reimbursement, and the future commercial adoption of the TearLab™ Osmolarity System. These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements. Actual events or results may differ materially.  Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual and quarterly reports on Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

CONTACTS:
Investors:
Stephen Kilmer
President
Kilmer Lucas Inc.
212.618.6347
stephen@kilmerlucas.com

Media:
Leonard Zehr
Managing Director
Kilmer Lucas Inc.
(905) 690-2400 Ext. 41
len@kilmerlucas.com

TearLab Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in U.S. dollars except number of shares)
($ 000’s)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Revenue	$798	$265	$1,701	$869
Cost of goods sold	357	179	849	568
Gross profit	441	86	852	301
Operating expenses
Amortization of intangible assets	304	304	1,215	1,215
General and administrative	876	785	3,753	3,245
Clinical, regulatory and research & development	329	253	1,365	1,121
Sales and marketing	472	146	1,463	646
Total operating expenses	1,981	1,488	7,796	6,227
Loss from operations	(1,540)	(1,402)	(6,944)	(5,926)
Other income (expenses)	633	(241)	261	(362)
Loss from operations before income taxes	(907)	(1,642)	(6,683)	(6,288)
Income tax benefit (expense)	—	(65)	—	1,903
Net loss	(907)	(1,707)	(6,683)	(4,385)
Weighted average number of shares outstanding – basic and diluted	14,769,748	9,866,685	14,097,973	9,855,045
Net loss per common share – basic and diluted	$(0.06)	$(0.17)	$(0.47)	$(0.44)
Net loss available to common stockholders per common share – basic and diluted	$(0.06)	$(0.17)	$(0.47)	$(0.44)

TearLab Corporation

CONSOLIDATED BALANCE SHEETS
($ 000’s)

	As of December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$2,726	$106
Accounts receivable,	312	149
Due from related parties	130	—
Inventory	555	196
Prepaid expenses	322	338
Other current assets	33	55
Total current assets	4,078	844

Fixed assets, net	126	140
Patents and trademarks, net	192	220
Other non-current assets	—	176
Intangible assets, net	7,139	8,353
Total assets	$11,535	$9,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$353	$448
Accrued liabilities	1,441	1,093
Due to stockholders	28	38
Deferred revenue	128	151
Obligations under warrants	39	3
Notes payable and accrued interest	1,669	1,243
Total current liabilities	3,658	2,976

Stockholders’ equity
Preferred Stock, $0.001 par value, 10,000,000 authorized, none outstanding	—	—
Common Stock, $0.001 par value, 40,000,000 authorized, 14,775,366 and 9,866,685 issued and outstanding at December 31, 2010 and 2009, respectively	15	10
Additional paid-in capital	386,588	378,790
Accumulated deficit	(378,726)	(372,043)
Total stockholders’ equity	7,877	6,757
	$11,535	$9,733